Exhibit 4.1

THE TRIZETTO GROUP, INC.

QUALITY CARE SOLUTIONS, INC.

STOCK OPTION PLAN

1.     Purposes of the Plan. In connection with The TriZetto Group, Inc.’s (“TriZetto”) acquisition of Quality Care Solutions, Inc., a Nevada corporation (“QCSI” or the “Company”), on January 11, 2007, TriZetto is adopting this Stock Option Plan based on QCSI’s Stock Option Plan as amended and restated through January 3, 2007. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the business of QCSI. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2.     Definitions. As used herein, the following definitions shall apply:

a. “Administrator” means the Board of Directors of TriZetto or any Committees thereof as shall be administering the Plan in accordance with Section 4 hereof.

b. “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

c. “Board” means the Board of Directors of TriZetto.

d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

f. “Common Stock” means the Common Stock of TriZetto.

g. “Company” means Quality Care Solution, Inc., a Nevada Corporation.

h. “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

i. “Director” means a member of the Board of Directors of TriZetto.

j. “Disability” means total and permanent disability as defined in Company policy then in effect, provided, however, that in the case of an Optionee who has entered into an Employment Agreement with the Company, any definition of “Disability” in such agreement shall govern and be incorporated herein by this reference.

k. “Employee” means any person, including Officers, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

l. “Employment Agreement” shall mean an agreement between the Optionee and the Company which is valid and in force on the date of any action or determination required hereunder.

m. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

n. “Fair Market Value” means, as of any date (the “Determination Date”): (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

o. “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

p. “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

q. “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

r. “Option” means a stock option granted pursuant to the Plan.

s. “Option Agreement” means a written or electronic agreement between TriZetto and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

t. “Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower exercise price.

u. “Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

v. “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

w. “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

x. “Plan” means this QCSI Stock Option Plan.

y. “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 below.

z. “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

aa. “Service Provider” means an Employee or Consultant.

bb. “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 below.

cc. “Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 11 below.

dd. “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.     Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to option and sold under the Plan is 375,446 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

If an Option or Stock Purchase Right granted pursuant to the Plan expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.     Administration of the Plan.

a. Administrator. The Plan shall be administered by the Board, or any Committee thereof, which shall be the Administrator. The initial Administrator of the Plan shall be the Compensation Committee of the Board of Directors.

b. Powers of the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion to:

(i) determine the Fair Market Value;

(ii) select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

(iii) determine the number of Shares to be covered by each such award granted hereunder;

(iv) approve forms of agreement for use under the Plan;

(v) determine the terms and conditions, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) determine whether and under what circumstances to make an offer that an Option may be settled in cash under subsection 9(e) instead of Common Stock;

(vii) reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option has declined since the date the Option was granted;

(viii) initiate an Option Exchange Program;

(ix) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(x) allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(xi) construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

c. Effect of Administrator’s Decision. Subject to any contrary provisions in any Stock Option Agreement or Employment Agreement, all decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

5.     Eligibility.

a. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

b. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

c. Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause, subject to the terms and conditions of any Employment Agreements.

d. The maximum number of Shares of Common Stock with respect to which Options may be granted to any single Optionee during any three year period shall be 50% of all Shares reserved for issuance pursuant to the Plan.

6.     Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect until December 31, 2007 unless sooner terminated under Section 14 of the Plan.

7.     Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of TriZetto or any Parent or Subsidiary thereof, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

8.     Option Exercise Price and Consideration.

a. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of Trizetto or any Parent or Subsidiary thereof, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any other Employee, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option

(A) granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of TriZetto or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any other Service Provider, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentences if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

b. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by TriZetto under a cashless exercise program implemented by TriZetto in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit TriZetto.

c. The Administrator may provide for such additional terms and conditions in the grant of the Option as it deems appropriate, which terms shall be set forth in a written Option Agreement to be executed by TriZetto and the Optionee.

9.     Exercise of Option; Vesting; Termination.

a. Procedure for Exercise; Vesting; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions, including vesting conditions, as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when TriZetto receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of TriZetto or of a duly authorized transfer agent of TriZetto), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. TriZetto shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

b. Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least ninety (90) days) to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

c. Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least twelve (12) months) to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

d. Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (of at least twelve (12) months) to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

e. Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made, provided, however, that, subject to the provisions of any Employment Agreement or Option Agreement, the Optionee shall have no obligation by virtue of this provision to accept the offer.

10.     Transferability of Options and Stock Purchase Rights. Without the express consent of the Administrator, which may be granted or withheld in the Administrator’s sole discretion at the time of the grant or thereafter, the Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, Incentive Stock Options shall not be transferable unless transfers are permitted under then-applicable provisions of the Code.

11.     Stock Purchase Rights.

a. Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Administrator.

b. Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock purchase agreement shall grant TriZetto a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to TriZetto. The repurchase option shall lapse at such rate as the Administrator may determine. Except with respect to Shares purchased by Officers and Consultants, the repurchase option shall in no case lapse at a rate of less than 20% per year over five (5) years from the date of purchase.

c. Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions, including vesting provisions, not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

d. Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of TriZetto. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 of the Plan.

12.     Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

a. Changes in Capitalization. Subject to any required action by the shareholders of TriZetto, the number of shares of Common Stock covered by each outstanding Option or Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by TriZetto. The conversion of any convertible securities of TriZetto shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by TriZetto of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

b. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of TriZetto, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option or Stock Purchase Right would not otherwise be exercisable. In addition, the Administrator may provide that any TriZetto repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

c. Merger or Asset Sale. The Option Agreement with any Optionee may, but need not, in the discretion of the Administrator, contain provisions regarding acceleration of vesting or other arrangements in the event of a merger of TriZetto, the sale of substantially all of its assets, other business combination or change of control.

13.     Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

14.     Amendment and Termination of the Plan.

a. Amendment and Termination. Subject to any restrictions under Applicable Laws, the Board may at any time amend the Plan to increase or decrease any benefits under the Plan, but not to reduce the total number of Shares subject to grants under Section 3 hereof.

b. Shareholder Approval. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

c. Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.     Conditions Upon Issuance of Shares.

a. Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the TriZetto with respect to such compliance.

b. Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for TriZetto, such a representation is required.

16.     Inability to Obtain Authority. The inability of TriZetto to obtain authority from any regulatory body having jurisdiction, which authority is deemed by TriZetto’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve TriZetto of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

17.     Reservation of Shares. TriZetto, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.